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                                                                     Exhibit 2.8


                      AMENDED AND RESTATED FOURTH AMENDMENT
                        TO SECURITIES PURCHASE AGREEMENT

         This Amended and Restated Fourth Amendment to Securities Purchase Agreement (the "Amendment") is entered into this 12th day of March, 1996 and is effective as of October 1, 1995 by and among Dreyer's Grand Ice Cream, Inc., a Delaware corporation (the "Company"), and Trustees of General Electric Pension Trust, a New York common law trust ("GE Pension"), GE Investment Private Place ment Partners, I, a Delaware limited partnership ("GEIPPP") and General Electric Capital Corporation, a New York corporation (collectively the "Purchasers").

                                    Recitals

A. Company is a party to a Securities Purchase Agreement dated June 24, 1993, with Purchasers (the "Purchase Agreement"), as amended by amendments dated May 6, 1994, July 28, 1995 and October 30, 1995, pursuant to which Purchasers acquired various securities of Company.

B. The Company and Purchasers entered into a Fourth Amendment to Securities Purchase Agreement dated February 1, 1996 and effective as of October 1, 1995 (the "Fourth Amendment").

C. Company and Purchasers now desire to amend and restate the Fourth Amendment in its entirety and amend the Purchase Agreement as set forth herein.

         NOW, THEREFORE, in consideration of the mutual agreements, waiver provisions, and covenants contained herein, the parties agree as follows:

         1.       Amendment and Restatement of Fourth Amendment.

                  The Fourth Amendment is amended and restated in its entirety as set forth in this Amendment.

         2.       Amendments to Purchase Agreement.

                  2.1 Section 12.1 of the Purchase Agreement is hereby amended by adding the following definition:

                           ""Net Aggregate Stated Value" shall mean the
aggregate Stated Value of the outstanding shares of Preferred Stock net of unamortized issuance costs associated with the Securities."

                  2.2 The definition of "Consolidated Net Worth" contained in Section 12.1 of the Purchase Agreement is hereby amended to read in its entirety as follows:

                                       1.
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                           "Consolidated Net Worth" shall mean the consolidated
                           stockholders' equity of the Company and its Subsidiaries (not including the Net Aggregate Stated Value) determined in accordance with generally accepted accounting principles consistently applied plus the Net Aggregate Stated Value."

                  2.3 Section 6.1(a) of the Purchase Agreement is hereby amended to read in its entirety as follows:

                           "6.1. Financial Covenants. (a) The Company will not permit its Consolidated Net Worth to be less than (i) $185,000,000 during the Company's fourth fiscal quarter of 1995 or (ii) $190,000,000 during each of the Company's four fiscal quarters of 1996 or (iii) the sum of $100,000,000 plus the Net Aggregate Stated Value at any time after the end of the Company's 1996 fiscal year."

                  2.4 Section 6.1(c) of the Purchase Agreement is hereby amended to read in its entirety as follows:

                                   "(c) The Company will not permit its Fixed
                           Charge Ratio to be less than .75 to 1.00 on the last day of fiscal year 1995 and 1.5 to 1.0 on the last day of each fiscal year thereafter."

                  2.5 Section 6.1 of the Purchase Agreement is hereby further amended by adding the following paragraphs (d), (e) and (f):

                                   "(d) In the event the Company's Fixed Charge
Ratio on the last day of the second fiscal quarter of 1996 is less than 1.25 to 1.0, then within ten (10) business days after the Company's final calculation of such Fixed Charge Ratio, the Company will pay to the holders of the outstanding shares of Series B Preferred Stock, pro rata based on the number of shares held by each holder, out of the assets of the Company legally available therefor, a special dividend in the aggregate amount of Five Hundred Thousand Dollars ($500,000) cash.

                                   (e) In the event the Company's Fixed Charge
Ratio on the last day of fiscal year 1996 is less than 1.5 to 1.0, then within ten (10) business days after the Company's final calculation of such Fixed Charge Ratio, the Company will pay to the holders of the outstanding shares of Series B Preferred Stock, pro rata based on the number of shares held by each holder, out of the assets of the Company legally available therefor, a special dividend in the aggregate amount of Five Hundred Thousand Dollars ($500,000) cash.

                                       2.
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                                   (f) The Purchasers agree that any special
dividend payments made pursuant to paragraphs (d) and (e) of this Section 6.1 shall not be considered for purposes of calculating the Company's Fixed Charge Ratio. The Company agrees that the provisions of Sections 6.17 and 6.18 of this Agreement shall be applicable to any special dividend payments made pursuant to paragraphs (d) and (e) of this Section 6.1."

         3.       Waiver of Rights under Certificate of Designation and
                  Interpretation.

                  3.1 Waiver of Rights. Notwithstanding their respective rights under the Company's Certificate of Designation of Series B Convertible Preferred Stock (the "Series B Certificate"), the Company and the Purchasers agree to waive certain of their respective rights thereunder and to agree as follows:

         (a) The Purchasers agree to waive their right, as the holders of the Company's Series B Convertible Preferred Stock (the "Series B Preferred Stock") to receive dividends under Section 2(a) of the Series B Certificate (i) after December 15, 1997, if the Company's Fixed Charge Ratio on the last day of fiscal year 1996 is 1.5 to 1.0 or greater; or (ii) after June 15, 1999, if the Company's Fixed Charge Ratio on the last day of fiscal year 1996 is less than
1.5 to 1.00.

         (b) The Company agrees (i) after December 15, 1997, if the Company's Fixed Charge Ratio on the last day of fiscal year 1996 is 1.5 to 1.0 or greater; or (ii) after June 15, 1999, if the Company's Fixed Charge Ratio on the last day of fiscal year 1996 is less than 1.5 to 1.0, that no dividend or distribution in cash, shares of stock or other property on the Common Stock, par value $1.00 per share, of the Company (the "Common Stock") shall be declared or paid or set apart for payment unless, at the same time, the same dividend or distribution is declared or paid or set apart, as the case may be, on the Series B Preferred Stock payable on the same date, at the rate per share of Series B Preferred Stock based upon the number of shares of Common Stock into which each share of Series B Preferred Stock is convertible (as adjusted pursuant to Section 8 of the Series B Certificate) on the record date for such dividend or distribution on the Common Stock.

         (c) The Company agrees that it will not exercise its right to redeem the Series B Preferred Stock pursuant to clause (i) of the first paragraph of Section 5(a) of the Series B Certificate until after June 15, 1999.

         (d) The Purchasers agree that the Company's right to redeem the Series B Preferred Stock pursuant to clause (ii) of the first paragraph of
Section 5(a) of the Series B Certificate shall be extended to on or prior to June 15, 1999, such that the Company

                                       3.
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shall have the right to redeem the Series B Preferred Stock on the same terms as set forth in such clause of the Series B Certificate.

                  3.2 Interpretation. The parties hereto confirm and agree that it was their intent at the time the Purchase Agreement was executed that the definitions of "Agreement" in the Purchase Agreement and of "Purchase Agreement" in the Series B Certificate would include any amendments to the Purchase Agreement as made from time to time pursuant to the terms of the Purchase Agreement.

         4.       Miscellaneous.

                  4.1 Except as expressly amended herein, all terms, covenants and provisions of the Purchase Agreement are and shall remain in full force and effect and all references therein to such Purchase Agreement shall henceforth refer to the Purchase Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Purchase Agreement.

                  4.2 This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Purchasers agree that they will not sell, transfer, pledge, assign or otherwise dispose of (collectively, "Transfer") any of their shares of Series B Preferred Stock unless prior to such Transfer, the proposed transferee shall have agreed in writing in form and substance reasonably satisfactory to the Company to be bound by the terms of this Fourth Amendment. No third party beneficiaries are intended in connection with this Amendment.

                  4.3 This Amendment shall be governed by and construed in accordance with the law of the State of Delaware.

                  4.4 This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.




                      [THIS SPACE INTENTIONALLY LEFT BLANK]

                                       4.
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         IN WITNESS WHEREOF, the Company and the Purchasers have caused this
Amendment to be executed and delivered as of the date first above written.

DREYER'S GRAND ICE CREAM, INC.                    TRUSTEES OF GENERAL ELECTRIC
                                                    PENSION TRUST


By: /s/ Paul R. Woodland                          By: /s/ John H. Myers
    --------------------------                        -------------------------
Title: CFO                                        Title: Trustee
       -----------------------                           ----------------------

GENERAL ELECTRIC CAPITAL                          GE INVESTMENT PRIVATE
  CORPORATION                                       PLACEMENT PARTNERS, I, L.P.

                                                  By: GE Investment Management
By: /s/                                                 Incorporated, its
    --------------------------                          General Partner
Title: Department Operations
       Manager
                                                      By: /s/ John H. Myers
                                                          ---------------------
                                                      Title: Executive Vice
                                                             President


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